Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: November 3, 2017

XENIA HOTELS & RESORTS ANNOUNCES APPOINTMENT OF MARCEL VERBAAS

TO ADDITIONAL ROLE OF CHAIRMAN OF THE BOARD

BARRY A.N. BLOOM PROMOTED TO PRESIDENT AND CHIEF OPERATING OFFICER

Orlando, FL – November 3, 2017 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced that its Board of Directors (the “Board”) elected Marcel Verbaas to the role of Chairman of the Board. Mr. Verbaas will also continue to serve as the Company’s Chief Executive Officer. In addition, the Board has appointed Barry A.N. Bloom to the position of President and Chief Operating Officer. The current Chairman of the Board, Jeffrey H. Donahue, will now serve as Lead Director of the Board.

Mr. Verbaas has served as President and Chief Executive Officer of the Company since its formation in 2007 and guided the Company through its spin-off from its prior parent company and its listing on the New York Stock Exchange in February 2015. Since listing, Mr. Verbaas has successfully overseen the execution of the Company’s strategic plan to position the Company for long-term value creation by refining and upgrading the portfolio through capital improvements and over $1.6 billion of acquisitions and dispositions.

“On behalf of the Board of Directors, I would like to recognize Marcel for his steadfast commitment to the Company and his outstanding vision and leadership in navigating Xenia through a very transformative era,” said Mr. Donahue. “The election of Marcel to the role of Chairman is a testament to our confidence in his strategic leadership of the Company and to the strength of the accomplished management team he has assembled at Xenia. We look forward to his expanded role in providing oversight, direction, and guidance to the full Board.”

Mr. Bloom joined Xenia in July 2013 and has served as Executive Vice President and Chief Operating Officer since joining the Company. “Barry has proven himself as a strong leader both within the Xenia organization and within the overall lodging industry and the Board would like to recognize the essential role he has played in forming and executing many of our strategic initiatives,” said Mr. Donahue.

“Since joining the Company, Barry’s creative approach to asset management and steady judgment have been key components in the Company’s efforts in implementing our long-term strategy and driving exceptional business performance. His promotion to President will increase his responsibility in the day-to-day leadership of our company, both internally and externally, and I look forward to continuing our strong partnership as we drive the next phase of growth for Xenia,” said Mr. Verbaas. “I also would like to thank Jeff for his leadership on our Board as our Chairman and in his new role as our Lead Director.”

About Xenia Hotels & Resorts, Inc.

Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service and lifestyle hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels, including 37 wholly owned hotels, comprising 11,533 rooms, across 18 states and the District of Columbia. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott®, Hyatt®, Kimpton®, Aston®, Fairmont®, Hilton®, and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, and Davidson Hotels & Resorts. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

Contact:

Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 246-8100

For additional information or to receive press releases via email, please visit our website at www.xeniareit.com

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